Exhibit 99.1

DGSE Companies, Inc. Reports Fourth Quarter and Full Year 2015 Results

DALLAS--(BUSINESS WIRE)--March 30, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter and year ended December 31, 2015.

Fourth Quarter 2015 Summary

  Revenues from continuing operations were $16.6 million compared to $18.1 million in the year-ago period. The decrease in revenues as compared to the prior year quarter is primarily associated with lower jewelry and scrap sales and the closing of three stores in Texas and one in South Carolina.
  Gross profit from continuing operations was $2.4 million, or 14.7% of revenues, compared to $3.3 million, or 18.2% revenues, in the same period last year.
  Selling, general and administrative (“SG&A”) expenses for continuing operations remained flat at $3.0 million for the current period as compared to the same period last year.
  Loss from continuing operations for the quarter was $915,000 compared to income from continuing operations of $175,000 in the fourth quarter of 2014.
  Discontinued operations, related to the closure of all Southern Bullion Coin & Jewelry stores (“Southern Bullion”) in early 2014, generated income of $20,000 in the quarter, due to positive adjustments in anticipated expenses, compared to income of $97,000 in the fourth quarter of 2014.
  Net loss was approximately $895,000 or $0.07 per share, compared to net income of approximately $272,000, or $0.02 per share, in the year-ago period.

Full Year 2015 Summary

  Full-year revenue from continuing operations was $60.9 million, down 13.9% versus $70.7 million in 2014. The decrease in revenues as compared to the prior year is primarily associated with lower jewelry and scrap sales and the closing of three stores in Texas and one in South Carolina.
  Gross profit was $9.7 million, or 16.0% of revenue, compared to $12.7 million, or 17.9% of revenue, in the prior year. Gross margin decreased as the revenue mix shifted toward the low margin bullion business.
  SG&A expenses decreased $1.5 million, or 12.0%, to $11.1 million compared to $12.7 million in the prior year due to a reduction in legal and professional fees, and continued expense reduction initiatives.
  Loss from continuing operations was $2.3 million in 2015, compared to a loss of $636,000 in 2014.
  Income from discontinued operations, related to the closure of Southern Bullion, was approximately $79,000, compared to a loss of $3.9 million in the prior year. For Fiscal 2015, the income relates to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. For 2014, discontinued operations includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 in net book value of fixed assets previously used in Southern Bullion operations.
  Net loss was approximately $2.3 million, including discontinued operations, compared to a net loss of $4.5 million in the prior year.

Matthew Peakes, Chief Executive Officer and Chairman of the Board, stated, “As seen the previous year, the precious metals markets continue to be challenging, and have had significant negative impact on our scrap revenue. Unfortunately, this difficult retail environment led us to close four unprofitable stores in two markets during 2015. However, we continue to adapt our business model to the challenging environment and focus on growing our jewelry, diamond and fine watch businesses, which we believe will be growth and profit engines of the future. In January 2016, we opened our newest, larger store in Dallas-Fort Worth market, which offers a larger selection of merchandise, as well as onsite jewelry repair.”

Fourth Quarter 2015 Results

For the quarter ended December 31, 2015, revenues from continuing operations were $16.6 million, an 8.5% decrease compared to $18.1 million in the quarter ended December 31, 2014, due primarily to continued weakness in the Company’s jewelry and scrap businesses, which are consistent with industry-wide trends. Additionally, the decrease in revenues as compared to the prior year quarter is attributable to the closing of three stores in Texas and one in South Carolina.

Gross profit from continuing operations for the fourth quarter of 2015 was $2.4 million, or 14.7% of revenue, compared to $3.3 million, or 18.2% of revenue, in the prior year quarter. The decrease in gross profit dollars was due to decreased sales and lower gross margin as a percentage of revenue. The overall gross profit decrease was driven by lower sales of scrap compared to the prior year quarter.

SG&A expenses for continuing operations were flat at $3.0 million compared to the prior year quarter.

Depreciation and amortization increased by $138,000 or 147.3%, to $232,000 compared to $94,000 in the prior year. This increase was due to one-time write off of assets formerly utilized in four stores closed during Fiscal 2015.

Loss from continuing operations for the fourth quarter was $915,000 or $0.07 per share, compared to income from continuing operations of $175,000, or $0.01 per share, in the year-ago quarter.

Discontinued operations, related to the closure of Southern Bullion in early 2014, generated income of $20,000 in the quarter, due to positive adjustments in anticipated utility expenses, compare to income of $97,000 in the fourth quarter of 2014.

Net loss was approximately $895,000 or $0.07 per share, compared to net income of approximately $272,000, or $0.02 per share, in the year-ago period.

Full-Year 2015 Results

Revenues from continuing operations decreased by $9.8 million or 13.9% in the year ended December 31, 2015, to $60.9 million, compared to $70.7 million in the prior year. This decrease was primarily the result of continuing weakness in the scrap market, as noted above. Our scrap business has historically been one of our largest revenue and profit drivers, and in Fiscal 2015 that business continued to contract in line with the industry. With the deterioration of the scrap market, we focused our advertising and merchandising efforts on our jewelry, watch and diamond businesses. Additionally, the decrease in revenues as compared to the prior year was attributable to the closing of three stores in Texas and one in South Carolina.

Gross profit for the year was $9.7 million, or 16.0% of revenue, compared to gross profit of $12.7 million, or 17.9% of revenue, in the prior year. Gross margin as a percentage of revenue decreased due to growth in the low margin bullion sales during Fiscal 2015 as compared to the prior year.

SG&A expenses decreased $1.5 million or 12.0% in the year ended December 31, 2015, to $11.1 million compared to $12.7 million in the prior year. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense. The decrease was partially offset by an accrual of approximately $360,000 related to a potential Texas sales tax assessment based on a preliminary assessment by Management in connection with the audit of fiscal year 2010 through June 2013 of our Texas sales tax and an accrual of approximately $173,000 related to the accelerated recognition of rent expense associated with the four stores closed during Fiscal 2015.

Depreciation and amortization increased by $153,000 or 40.2%, to $535,000 compared to $382,000 in the prior year. This increase was due to one-time write off of assets formerly utilized in four stores closed during Fiscal 2015.

Loss from continuing operations in 2015 increased by $1.7 million to a loss of $2.3 million, or $0.19 per share, compared to a loss of $636,000, or $0.05 per share, in 2014.

Discontinued operations in the year ended December 31, 2015 generated income of $78,000 related to the operations of the Southern Bullion locations closed down in early 2014, compared to a net loss of $3.9 million for these locations in 2014. For Fiscal 2015, the income related to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. For Fiscal 2014, discontinued operations also includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 related to the net book value of fixed assets previously utilized in Southern Bullion operations.

Net loss for the year was $2.3 million or $0.18 per share, inclusive of discontinued operations, compared to net loss of $4.5 million, or $0.37 per share, in the prior year. In Fiscal 2014, the great majority of this loss, $3.9 million, related to the discontinued operations of Southern Bullion, including the $2.9 million non-cash write off of the Southern Bullion intangible asset.

Balance Sheet Summary

At December 31, 2015, DGSE Companies had cash and cash equivalents of $1.8 million compared to $2.2 million at December 31, 2014. Stockholders’ equity decreased by $2.2 million or 36.4% to $3.9 million at December 31, 2015 compared to $6.1 million at December 31, 2014. As of year-end, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. (“NTR”) was $2.3 million compared to $2.3 million at December 31, 2014.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	March 30, 2016
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on April 6, 2016, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13633817 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=118843.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.cgdeinc.com and www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$1,752,711	$2,184,435
Trade receivables, net of allowances	229,848	904,076
Inventories	9,565,506	11,144,157
Prepaid expenses	106,547	104,513
Assets related to discontinued operations	-	49,729
Total current assets	11,654,612	14,386,910

Property and equipment, net	4,281,388	4,365,767
Intangible assets, net	13,784	27,568
Other assets	204,226	128,356
Total assets	$16,154,010	$18,908,601

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$1,589,522	$131,003
Current maturities of capital leases	12,069	11,529
Accounts payable-trade	5,689,056	5,831,736
Accrued expenses	1,174,458	1,541,552
Customer deposits and other liabilities	1,309,648	1,082,778
Liabilities related to discontinued operations	190,810	303,564
Total current liabilities	9,965,563	8,902,162

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	13,664	1,616,237
Total liabilities	12,282,586	12,821,758

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,296,446 and 12,238,846 shares issued and outstanding, respectively	122,964	122,388
Additional paid-in capital	34,267,577	34,231,271
Accumulated deficit	(30,519,117)	(28,266,816)
Total stockholders' equity	3,871,424	6,086,843
Total liabilities and stockholders' equity	$16,154,010	$18,908,601

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		For the Three Months Ended December 31,
	2015	2014	2015	2014

Revenue:
Sales	$60,917,739	$70,742,756	$16,576,127	$18,119,788
Cost of goods sold	51,191,895	58,091,288	14,139,383	14,823,580
Gross margin	9,725,844	12,651,468	2,436,744	3,296,208

Expenses:
Selling, general and administrative expenses	11,149,194	12,672,800	3,040,444	3,038,184
Depreciation and amortization	535,222	381,751	232,391	93,965
	11,684,416	13,054,551	3,272,835	3,132,149

Operating (loss) income	(1,958,572)	(403,083)	(836,091)	164,059

Other expense (income):
Other income, net	(8,019)	(174,189)	(550)	(129,510)
Interest expense	347,967	341,382	90,480	82,999
	339,948	167,193	89,930	(46,511)

(Loss) income from continuing operations before income taxes	(2,298,520)	(570,276)	(926,021)	210,570

Income tax expense (benefit)	31,802	65,417	(11,280)	35,441

(Loss) income from continuing operations	(2,330,322)	(635,693)	(914,741)	175,129

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	78,021	(3,888,038)	19,926	96,770

Net (loss) income	$(2,252,301)	$(4,523,731)	$(894,815)	$271,899

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.19)	$(0.05)	$(0.07)	$0.01
Income (loss) from discontinued operations	0.01	(0.32)	0.00	0.01
Net (loss) income per share	$(0.18)	$(0.37)	$(0.07)	$0.02

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.19)	$(0.05)	$(0.07)	$0.01
Income (loss) from discontinued operations	0.01	(0.32)	0.00	0.01
Net (loss) income per share	$(0.18)	$(0.37)	$(0.07)	$0.02

Weighted-average number of common shares
Basic	12,275,525	12,216,787	12,296,446	12,238,661
Diluted	12,275,525	12,216,787	12,296,446	12,238,661

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, CEO, 972-587-4021
investorrelations@dgse.com